Exhibit 3.82
STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
1. The name of the limited liability company is T-Mobile Leasing LLC.
2. The address of its registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808. The name of its registered agent at the above address is Corporation Service Company.
3. This certificate will be effective upon filing.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 28th day of August, 2015.
/s/ Sarah E. Mock
Sarah E. Mock